EXHIBIT 10.19

Miller
Established 1972

The Miller Group

Miller Management Corporation
Miller Capital Corporation
Miller Investments

May 12, 2004

Len Ksobiech
Chief Financial Officer
OneSource Technologies, Inc.
7419 East Helm Drive
Scottsdale, AZ 85260

Mr.     Ksobiech:

        This agreement (the “Agreement”) confirms that OneSource Technologies, Inc. (which together with its affiliates and including its current and future subsidiaries, is hereinafter referred to as the “Company”) has engaged Miller Capital Corporation (“MCC”) to provide to the Company, on an exclusive basis, the services described below (collectively, the “Services”).

1.     Services.

        a.    Financial Advisory Services. MCC will provide general financial advice and assistance that will include assessments of the Company’s business, financial condition, capital structure, operations, and recommendations to the Company concerning potential courses of action. It is expressly acknowledged and agreed by the parties hereto that MCC and employees of MCC are independent contractors and are not employees or officers of the Company.

        b.    M&A Services. MCC will provide advice and assistance with respect to a potential merger, consolidation, asset sale, stock purchase, or a purchase involving all or a substantial amount of the business, securities or assets of the Company or any target (the “Target”), or any other business combination (each a “M&A Transaction”). MCC services relating to a M&A Transaction will include: (i) assessing the Company’s financial condition and prospects, developing a range of potential transaction values, and assistance in evaluating a potential Target(s) or suitor(s); (ii) advising on a proposed purchase price and form of consideration; (iii) structuring a M&A Transaction; and (iv) negotiating the financial aspects of a M&A Transaction under your guidance.

        c.    Financing Services. MCC will provide advice and assistance (the “Financing Services”) to the Company in attracting potential capital providers to invest in, or lend to, the Company (a “Financing Transaction”). The Financing Services will include (a) assessing the Company’s financial condition, prospects and capital structure; (b) developing a range of potential values for the Company, and identifying potential buyers (“Buyer”); and (c) assisting the Company in developing and implementing marketing and transaction strategies, compiling

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disclosure materials, structuring the transaction, assessing potential alternative transactions and Buyer(s), and negotiating, documenting and closing the transaction.

        It is expressly acknowledged and agreed by the parties hereto that MCC’s obligations do not ensure the successful negotiation of or obtaining of any type of financing for the Company and any efforts for obtaining financing shall be on a “best efforts” basis only. MCC is not registered with the Securities and Exchange Commission (SEC) as a broker/dealer or a member of the National Association of Securities Dealers (NASD). MCC will have the right to engage, with the Company’s consent, a registered broker or dealer to participate and/or assist in a Financing Transaction.

        d.     Investor Relations. MCC will provide comprehensive investor relation services designed to increase investor awareness, market activity and stock appreciation. Such activities shall include, but are not limited to the following: development and dissemination of press releases, organization of investor road shows, development and dissemination of investor relation packages and direct/timely response to all investor inquiries.

2.    Compensation. The following sets forth the compensation to be paid by the Company for the Services provided by MCC.

        a.      Financing Transaction Fee. Except as set forth in Schedule A, a cash fee with respect to any Financing Transaction equal to the aggregate of the following:

(i)	1.5% of the commitment amount of any asset based or senior indebtedness arranged as part of a Financing Transaction;

(ii)	4.0% of the face amount of any non-asset based private indebtedness arranged as part of a Financing Transaction; and

(iii)	10.0% of the face amount of any equity securities sold as part of a Financing Transaction; and

        b.    Warrants. A warrant (the “Warrant”) to purchase shares equivalent to 10% of the shares issued as part of any Financing Transaction on the following terms and conditions:

(i)	purchase price of $0.01 per share;

(ii)	exercise price equal to the per share value of the equity securities sold in the Financing Transaction;

(iii)	warrant term of five (5) years; and

(iv)	unlimited “piggyback” registration rights.

        c.     M&A Success Fee. Except as set for in Schedule A, MCC will receive a fee for its services in the capacity of advisor to the Company in a M&A Transaction based on a modified Lehman formula according to the following standard:

•	5% of the consideration from $1 and up to $3,000,000, plus
•	4% of the consideration in excess of $3,000,000 and up to $6,000,000, plus
•	3% of the consideration in excess of $6,000,000 and up to $9,000,000, plus
•	2% of the consideration in excess of $9,000,000 and up to $12,000,000, plus

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•	1% of the consideration in excess of $12,000,000

           d.           Breakup Fee. 25% of any break-up fee, topping fee, or any other termination fee or any fee paid in lieu of the completion of a Financing Transaction or a M&A Transaction.

           e.           Advisory Fee. As compensation for our professional services, MCC will receive a non-refundable monthly retainer (the “Retainer”) of $7,500, upon execution of this Agreement. Subsequent non-refundable monthly retainer payments are due on a monthly basis beginning one month from the date of this Agreement, throughout the duration of this Agreement.

           f.           Due Diligence Fee. As compensation for our services in performing detailed due diligence on the Company, MCC will receive a fee of $25,000 payable upon execution of this Agreement. The Due Diligence Fee may be payable in cash, the Company’s common stock or a combination thereof, at the election of the Company. Upon the Company’s election to pay the Due Diligence Fee with common stock, the value of the Company’s common stock will be based on the average of the previous 15-day closing price.

          g.           Expenses. The Company agrees to reimburse MCC all amounts due and owing MCC, under the terms of this Agreement, no later than fifteen (15) days after receiving an invoice for all customary or reasonable out-of-pocket expenses including but not limited to, the cost of telephone calls, travel, facsimile transmissions, translation, interpretation, paper duplication, due diligence reports, postage and delivery services, or fees of counsel, incurred in connection with the performance by MCC of its duties as contemplated by this Agreement. All out-of-town travel, counsel or third party consultant fees, and other significant expenses (over $1,000) will be approved by the Company in advance. Further, the Company will be responsible for all other expenses associated with any Financing Transaction and/or M&A Transaction, including, but not limited to, its own accounting and legal fees, printing and travel costs. Reimbursement of out-of-pocket expenses will be paid to MCC promptly by the Company whether or not a proposed Financing Transaction or any M&A Transaction is consummated.

        The above fees represent the total obligation to be paid by the Company for the Services provided by MCC. Any fees due to business brokers, investment bankers, lawyers or accountants representing any Target(s) or Buyer(s) will be paid by the respective Target(s) and Buyer(s). The Company shall have sole discretion in determining what constitutes an acceptable Financing Transaction as contemplated by this Agreement.

        The cash fees with respect to any Financing Transaction Fee will be payable out of the proceeds of the proposed Financing Transaction by wire transfer immediately upon closing and the Warrant will be issued concurrent with the closing of the Financing Transaction.

        Any M&A Success Fee will be paid upon consummation of any M&A Transaction (the “Closing”). The Closing of a M&A Transaction shall be deemed to have occurred upon the earliest of any of the following events: (i) the acquisition of a majority of the outstanding common stock of the Company; (ii) a merger or consolidation of a Target with or into the Company; (iii) a merger or consolidation of the Company with or into a Target; (iv) the acquisition by the Company of substantially all of a Target’s assets; (v) the acquisition by a Target of substantially all of the Company’s assets, or (vi) in the case of any other M&A Transaction, the consummation thereof.

        “Consideration” means the total amount of cash, and the fair market value of all other consideration, paid or payable to the Company, its security holders or a Target in the M&A

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Transaction and will include any debt for borrowed money assumed, refinanced or extinguished as part of the M&A Transaction, as well as amounts paid or payable in respect of the outstanding securities of the Company on a fully diluted basis (treating any securities issuable upon exercise of options, warrants, stock appreciation rights, convertible securities, or other rights to purchase the Company’s common stock and any securities to be redeemed as outstanding, whether or not vested), and amounts payable in respect of employment or consulting agreements, agreements not to compete or similar arrangements that are part of the M&A Transaction.

        If any part of the Consideration is contingent upon future events, the Company will pay the related portion of the M&A Success Fee as and when received by the Company, its security holders or the Target. For the portion of the Consideration payable in the form of securities (if any), their value will be determined based on the average closing price for such securities for the 30 trading days before the Closing. If any such securities do not have an existing public market, the Consideration will be determined based on the fair market value of such securities as mutually agreed upon in good faith by the Company and MCC before the Closing.

3.     Term.

       a.     Period of Engagement. This Agreement will be in effect for a twelve-month period. Upon expiration of this Agreement, MCC will be entitled to prompt payment of all fees accrued prior to such termination or expiration and reimbursement of all Company approved out-of-pocket expenses described above. Fees, obligations, indemnities, and or any other obligation entered into under the terms of this Agreement in Sections 2, 3, 5, 7, 10 and 11 of this Agreement and the indemnity and other provisions contained in Schedule B will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement provided such fees, obligations, indemnities are earned or entitled prior to the termination of this Agreement.

       b.     Tail Period. In addition, if at any time prior to two (2) years after the expiration of this Agreement the Company enters into a Financing Transaction with any proposed Buyer(s) introduced to the Company by MCC, or any M&A Transaction who was contacted by MCC in connection with its services for the Company hereunder, or who received information prepared by MCC in connection with a Financing Transaction or a M&A Transaction (each a “Qualified Prospect”), MCC shall be entitled to payment in full of the compensation described in Section 2 of this Agreement with respect to such Financing Transaction(s) or M&A Transaction(s). Within five (5) business days upon termination or expiration of this Agreement, MCC will provide the Company a detailed list in writing of all Qualified Prospects.

4.     Disclosure Materials. Although MCC will assist in the preparation of transaction-related disclosure materials, the Company alone will be responsible for the accuracy and completeness of such materials and their compliance with applicable law, as well as for the accuracy and completeness of the other information the Company provides to MCC in connection with the Services (regardless of any investigation MCC conducts). The Company will promptly notify MCC if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to MCC. The Company recognizes and confirms that MCC will be relying on the Company for the information that it will be providing to MCC.

5.     Confidentiality. In connection with this Agreement, it is contemplated that the Company or a Target may supply to MCC certain non-public or proprietary information (“Confidential Information”). The Company agrees to use its best efforts to appropriately mark all such information that is delivered in written form. MCC shall use Confidential Information solely for the purposes of rendering services pursuant to and in accordance with this engagement

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and shall not, without the prior written consent of the Company, disclose any Confidential Information to any person, other than its officers, directors, employees and outside advisors with a need to know; provided, however, that the foregoing shall not apply to any information which becomes publicly available other than as a result of the breach of MCC’s undertakings hereunder, or that which MCC is required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim.

6.     Exclusive Representation. Except as set forth in Schedule A, the Company agrees that no other financial advisor is or will be authorized by it during the term of this Agreement to perform services on its behalf of the type which MCC is authorized to perform hereunder. In addition, except wherein as otherwise provided in Section 2, no fee payable to any other advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to MCC.

7.     Right of First Refusal. If for a period of two (2) years after successfully closing a Financing Transaction, as contemplated under this Agreement, the Company desires to commence any Transaction (as hereinafter defined), MCC shall have the right of first refusal to act as the Company’s financial advisor to arrange for placement agents or underwriters, as the case may be, with respect to any such Transaction(s). For purposes of this Agreement, the term “Transaction” shall include each of the following; the purchase, sale, merger, consolidation or any other business combination, in one or a series of transactions, involving the Company or one of the organizations comprising the Company, or any sale of securities of the Company or a New Entity, as described below, effected pursuant to a private sale or an underwritten public offering. The terms under Section 7 are applicable only if MCC has not experienced a material change to the executive management composition of MCC prior to a Transaction as defined above.

        If the Company decides to actively pursue any such Transaction, and MCC exercises its right of first refusal provided hereunder, MCC and the Company will enter into an agreement appropriate and customary for services at the time, containing provisions for, among other things, compensation, indemnification, contribution, and representations and warranties, which are usual and customary for similar agreements entered into by MCC or other intermediaries acting in similar transactions. The Company agrees that they will not enter into any such Transaction unless MCC has waived its right of first refusal with respect thereto or prior to or simultaneously with the consummation of such Transaction, adequate provision is made with respect to the payment of compensation to MCC, as contemplated hereby.

8.     Assignment and Transfer of Obligations. In the event that the Company or one of the organizations comprising the Company contributes, pledges, guarantees or otherwise conveys any of its assets (including without limitation the assets of its subsidiaries or affiliates) to, or incurs any liabilities on behalf of, or grants the authority to operate its business(es) or affiliated business(es) to a new entity, whether a corporation, partnership, sole proprietorship, or natural person (“New Entity”) for the purpose of a Financing Transaction as contemplated by this Agreement, then MCC will be compensated by the Company, as more fully described in Section 2, above, for whatever funds were received by the New Entity on the same basis as if the funds were invested directly in the Company or one of the organizations comprising the Company. The parties further agree that all MCC’s rights and obligations under this Agreement will be equally binding upon New Entity and that the Company will not enter into or create any agreement, undertaking or legal obligation with a New Entity without requiring said New Entity to accept and satisfy MCC’s rights and obligations under this Agreement as if they were their own.

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9.     Public Announcements. Subject to the restrictions set forth in Section 5 of this Agreement, the Company grants MCC the right, upon completion of a Financing Transaction or a M&A Transaction, to place announcements of the Financing Transaction or M&A Transaction in certain newspapers and to mail announcements of the Financing Transaction or a M&A Transaction to persons and firms selected by MCC, and all costs of such announcements will be borne by MCC.

10.     Complete Agreement; Severability; Amendments; Assignment. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both MCC and the Company. This Agreement may not be assigned by either party without the prior written consent of the other party.

        This Agreement shall be binding upon and inure to the benefit of the Company, MCC, each Indemnified Parties (as defined in Schedule B hereto) and their respective successors and assigns.

11.     Arbitration. Any dispute between the parties concerning the interpretation, validity or performance of this letter agreement or any of its terms and provisions shall be submitted to binding arbitration in Phoenix, Arizona, before the American Arbitration Association, and the prevailing party in such arbitration shall have the right to have any award made by the arbitrators confirmed by a court of competent jurisdiction.

Very truly yours,

Miller Capital Corporation

By: /s/ Rudy Miller Rudy Miller Chairman of the Board Chief Executive Officer
Accepted as of the date written above, OneSource Technologies, Inc. By: /s/ Len Ksobiech Len Ksobiech Chief Financial Officer

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SCHEDULE A

        Prior to the execution of this agreement, the Company entertained discussions with: (1) Wells Fargo, regarding a senior debt facility, and (2) Larry Luke and Robert Thompson regarding possible equity investments into the Company. As such, any Financing Transaction Fee due MCC from a financing provided to the Company by Wells Fargo, Larry Luke or Robert Thompson, or their majority controlled entities, will be discounted by 50%.

        In addition, prior to the execution of this Agreement, the Company entered into merger agreement with First Financial Computer Services, Inc. Therefore, no M&A Success Fee shall be due MCC from the consummation of this transaction.

SCHEDULE B

        The Company agrees to indemnify and hold harmless MCC and its officers, directors, employees, consultants, agents and controlling persons of MCC and each such other persons are collectively and individually referred to below as an “Indemnified Party” from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, and related to the performance by the Indemnified Party of the services contemplated by this letter agreement and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified Party’s bad faith, willful misconduct, gross negligence or errors of omission. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified party’s bad faith, willful misconduct or gross negligence.

        If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Indemnified Party shall be entitled to receive from the Company, or its successors and assigns, contribution for all such indemnifiable losses, claims, damages, liabilities and expenses (including, without limitation, all indemnifiable costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) so that the Indemnified Party ultimately bears, in the aggregate, only an amount equal to the aggregate amount of such indemnifiable losses, claims, damages, liabilities and expenses multiplied by a fraction, the numerator of which is the fee the Company actually pays to the Indemnified Party and the denominator of which is the total value of the consideration paid or to be paid to the Company and/or the Company’s shareholders in the Transaction; provided, however, that in no event shall the Indemnified Party’s share of such

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losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company.

        The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Schedule B. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an “action”) for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election so to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if the named parties to any such action (including any impleaded parties) include both the Indemnified party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be one or more legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). In addition to the Company’s other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

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